Exhibit 10.41
FIRST AMENDMENT
TO THE
IRWIN COMMERCIAL FINANCE
AMENDED AND RESTATED PERFORMANCE UNIT PLAN
     WHEREAS, Irwin Commercial Finance (the “Company”) maintains the Irwin Commercial Finance Amended and Restated Performance Unit Plan (the “Plan”);
     WHEREAS, the Company has determined that it is in its best interests to immediately terminate the participation of participants in the Plan who terminate employment with the Company due to death, Disability (as defined in the Plan), retirement, employment transfer to an affiliate or a Company-initiated separation from service unrelated to job performance; and
     WHEREAS, the Company may amend the Plan from time to time under Section 7(a).
     NOW THEREFORE, the Plan is hereby amended effective as of the date set forth below with respect to Plan Cycles beginning on or after January 1, 2006:
1.	Section 6(f) is hereby deleted in its entirety and replaced with the following:
f)	Vesting. A Participant’s Performance Units will cliff vest based on continued employment over the applicable Plan Cycle and the Company’s average ROE performance as follows:
(i)	Zero percent of the Performance Units will be vested if average ROE over the applicable Plan Cycle is less than the average of threshold ROEs stated in the Company’s annual Short Term Incentive Plan for each of the years of such Plan Cycle.

(ii)	One hundred percent of the Performance Units will vest at the end of the applicable Plan Cycle if average ROE performance at least equals the average of the target ROEs in the Company’s annual Short-Term Incentive Plan for each of the years of such Plan Cycle.

(iii)	If average ROE is between the average of the threshold ROEs stated in the Company’s annual Short-Term Incentive Plan for each of the years of the applicable Plan Cycle and the average of the target ROEs in the Company’s annual Short-Term Incentive Plan for each of the years of the Plan Cycle, the Participant’s vested percentage of each Performance Unit shall equal 1) divided by 2), where:
1)	equals the average ROE during the applicable Plan Cycle minus the average of the threshold ROEs, and

2)	equals the difference between the average of the threshold ROEs and the average of the target ROEs.
Except as provided under Section 6(g) below, a participant shall not be entitled to receive a cash payment equal to the value of his or her vested Performance Units under Section 6(i) below unless such Participant remains employed with the Company through the last day of the applicable Plan Cycle.
2.	Section 6(g) is hereby deleted in its entirety and replaced with the following:
g)	Rights Upon Separation from Service.
(i)	In the event of “separation from service,” as such term is set forth in Section 409A(a)(2)(a)(i) of the Code, for reasons other than death, Disability, retirement, or Company-initiated separation from service unrelated to job performance, the participant forfeits all Performance Units in effect immediately on separation.

(ii)	In the event of separation from service by reason of death, Disability, retirement or Company-initiated separation from service unrelated to job performance, the participant shall vest, if at all, in a percentage of each Performance Unit based solely on the participant’s period of employment and ROE performance during the applicable Plan Cycle. The vesting percentage for each Performance Unit for a participant in such event shall equal 1) multiplied by 2), where:
1)	equals the participant’s number of completed months of employment during the Plan Cycle applicable to the Performance Unit divided by thirty-six, and

2)	equals the percentage determined in a manner consistent with the rules set forth under paragraphs i), ii) and iii) of Section 6(f) based solely on actual ROE performance while the participant was employed by the Company during the applicable Plan Cycle, determined in good faith by the Committee or, in the case of a Covered Officer, the IFC Committee.
Such participant shall be entitled to receive a cash payment equal to the value of the vested percentage of his or her Performance Units under Section 6(i) below. All remaining unvested Performance Units are immediately forfeited on separation from service.
3.	Section 6(h) is hereby deleted in its entirety and replaced with the following:
h)	Transfers to a Non-eligible Position. A Participant’s transfer to a non-eligible position under the Plan during a Plan Cycle shall be treated as a Company-initiated separation from service under Section 6(g) above for purposes of determining such Participant’s vested percentage of Performance Units.

4.	Section 6(i) is hereby deleted in its entirety and replaced with the following:
i)	Payment of Awards. The value of a participant’s vested Performance Units with respect to a Plan Cycle will be paid out in a cash lump sum payment based on the most recent valuation on or immediately prior to the Triggering Event (as defined below) as soon as administratively practicable after such valuation is approved by the Board, but no later than March 14th of the first calendar year immediately following the Triggering Event; provided, however, that any such payment on account of a participant’s transfer to an non-eligible position under Section 6(h) shall be paid as soon as administratively practicable after the earlier of such participant’s separation from service or the expiration of the applicable Plan Cycle, but no later than December 31st of the calendar year in which such separation or expiration, as applicable, occurs. Payment may be delayed by the Company (and not the participant) after the applicable payment due date described above only as permitted under Section 409A of the Code and regulations, rulings, notices and other guidance issued thereunder. The value of the award is determined by the most recent valuation under Section 6(d) as approved by the Board. The award is subject to all required tax deductions. Awards payable to Covered Officers are subject to Section 6(j) and 6(l) below. For purposes of this Section 6(i), the “Triggering Event” shall mean (i) in the case of a payment under Section 6(f), the last day of the applicable Plan Cycle, and (ii) in the case of a payment under Section 6(g), the participant’s separation from service, and (iii) in the case of a payment under Section 6(h), the participant’s transfer to an a non-eligible position.
IN WITNESS WHEREOF, Irwin Commercial Finance has caused this First Amendment to be executed on its behalf by its duly authorized officer this 31st day of October, 2006.

IRWIN COMMERCIAL FINANCE
By:	Joseph R. Laleggia
Its: President and CEO

Attest:
Steven R. Schultz
Date: October 31, 2006